[Henry Schein Letterhead]


      Henry Schein, Inc. Acquires Leading Independent U.S. Vaccine Supplier
                         - 1998 Sales of $118 Million -


     Melville, NY - December 29, 1998 - Henry Schein, Inc. (Nasdaq: HSIC), the world's largest supplier of healthcare products to office-based practitioners, announced today that it has entered into a definitive agreement to acquire privately held General Injectables and Vaccines, Inc. (GIV). With estimated 1998 revenues of $118 million, GIV is a leading independent direct marketer of vaccines and other injectables to office-based practitioners in the United States.

     The acquisition of GIV will be accounted for as a purchase transaction valued at $65 million. In addition, subject to financial performance, GIV's shareholders will receive additional consideration by way of an earn-out payment over the next several years. The waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act has expired and the transaction is expected to close shortly -- subject to standard closing conditions. The acquisition is expected to be accretive to Henry Schein's 1999 earnings.

     Founded in 1983, GIV is based in Bastian, Virginia, and employs over 180 people. One centrally located distribution facility in Bastian serves its 32,000 customers across the entire United States. GIV offers more than 4,000 products, a fill rate exceeding 98%, and guaranteed overnight delivery.

                                     -more-

     An integrated computer telephony system is at the cornerstone of GIV's direct marketing operations. Through the use of sophisticated call center technology, approximately 50 telesales representatives handle over a million calls each year. The system includes a number of automated features which greatly enhance customer service, as well as sales and marketing activities.

     "The acquisition of GIV expands Henry Schein's Medical Group, and combined with our existing vaccine business, securely places the Company in a leading position within the growing U.S. market for non-oncology related injectables and vaccines," said Stanley M. Bergman, Henry Schein's Chairman, Chief Executive Officer, and President. "With the advent of many innovative vaccines, targeting diseases such as Lyme disease, cytomegalovirus (CMV), and numerous acute respiratory diseases, the injectable market is expected to grow by 1.5% annually over the next five years. In addition, vaccines for other major diseases such as herpes and HIV are also in development and could have substantial market potential."

     Bergman continued, "GIV is also the largest supplier of distribution services to the "Vaccine For Children Program", which provides vaccines for children through local state health departments."

     Henry Schein, Inc. is the largest distributor of healthcare products and services to office- based healthcare practitioners, including dental practices and laboratories, physician practices and veterinary clinics. The Company, recognized for its excellent customer service and low prices, serves more than 250,000 customers worldwide. Henry Schein's world headquarters are in Melville, N.Y. For more information, visit the Henry Schein Web site at http: www.henryschein.com

     Certain information contained herein includes information that is forward looking. The matters referred to in forward looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.


                                    ###